Exhibit 10.20
American
Commercial Lines
1701 East Market Street, Jeffersonville, IN 47130-4717
January 6, 2011
Paul Bridwell
16585 Via Floresta
Pacific Palisades, CA 90272
Dear Paul:
We are pleased to extend this offer of employment to you for the position of Chief Restructuring Officer at ACL; reporting to Mike Ryan, Chief Executive Officer. Below is an outline of the conditions of your offer and the compensation and benefits package that the company is offering for your consideration:
Position: Chief Restructuring Officer located in Jeffersonville, IN
Position Responsibilities: In this role you will work with the CEO and other members of the ACL management team to drive significant operational performance improvements in the business for the duration of your assignment. It is expected this will involve extensive interaction at all levels of the ACL organization as you drive improvement initiatives.
Salary Grade / Base Annual Salary: Grade 19/ $400,000. Your salary will be paid on a semi-monthly basis, in accordance with ACTA payroll practice and procedures for salaried employees. Your salary will be subject to change from time to time based upon your job performance.
Annual Incentive Plan:
Effective January I, 2011, you will be eligible to participate in the Annual Incentive Plan set forth in 2011 at a target rate of 70% of actual base earnings. In 2011, 30% of the target bonus will be guaranteed. The guaranteed portion will be paid quarterly at the end of each calendar quarter employed by the company ($30,000 per calendar quarter). The balance of the target bonus earned will be paid on the same timeline as management,
Long-Term Incentive Plan: You will be eligible to participate in the Management-Level Equity Plan. You will receive an award equal to 70% of the units allocated to the COO.
The ACL compensation structure is subject to change at any time.
Performance Planning: Performance planning is a key factor in ensuring your further personal development and progression. Paul, you will meet with Mike Ryan to discuss and document your performance objectives.
Offer is contingent upon: This employment offer is contingent upon successful completion of a background investigation and a pre-employment drug screen. ACL has the right to conduct a post employment background check to determine the accuracy of the information provided in your employment application and to determine your fitness for duty with respect to any position within ACL. Additionally, ACL has the right to terminate your employment at any time if it discovers that you have provided incomplete, untrue or misleading answers in your employment application or on any other employment related documents or forms at any time during your employment.
Employee Benefits: As a salaried employee you will be eligible to participate in company-sponsored employee benefit programs that include, but are not limited to, ACL’s group medical, dental, vision, short-term disability, long-term disability, and life insurance on your starting data of employment. You will be eligible to participate in the retirement savings plans after completing thirty (30)’calendar days of employment, Details of the benefit programs are contained in the benefit guides and summary plan descriptions provided to you.
Vacation: You will be eligible for three (3) weeks of vacation each calendar year beginning in 2011. Vacation days will accrue on an “as-you-go” basis, meaning for every month of employment you will accrue 1112 of your annual vacation allotment. Vacation scheduling is subject to ACL’s salaried vacation policy.
Expenses:
As discussed, the position is travel intensive. You will be expected to be onsite at ACL most weeks, All reasonable and necessary travel, lodging, meals and other related business expenses incurred by you in the course of performing your duties as the Chief Restructuring Officer shall be reimbursed, In addition, you will be reimbursed for the expenses incurred by you for travel, lodging, and meals while living near the Company.
Return of Company Property:
Upon termination of your employment for any reason, you agree to return immediately to ACL all documents, property, software, materials, information and other records of the Company or a Platinum Equity, LLC affiliate or Platinum Equity, LLC (individually and collectively, the “Group”), and all copies thereof, within your possession, custody or control, including but not limited to any materials containing trade secrets or confidential information of the Group.
Trade Secrets/Confidentiality:
You agree not to disclose any trade secrets or confidential information of the Group to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the Group. Except in the performance of services for the Group, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Group. The obligations of this paragraph shall continue during the term of your employment with the Group and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after the termination of your employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Group or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Group (including information included in any “bound volumes” and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Group; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.
Non-Solicitation:
You agree that, except with the Company’s written consent, for a period of twelve (12) months immediately following termination of your employment with the Company for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate, customer or prospect that was being pursued by the Company (or of which you otherwise became aware or with which you had any contact) during the six (6) month period immediately preceding the termination of your employment. You also agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Group during the six (6) month period immediately preceding the termination of your employment with the Company, in an attempt to have such person terminate their employment relationship with the Group or to work in any capacity in any other corporation, association, or entity or business.
General:
You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.
Start Date: January 1, 2011.
Paul, I am very excited about offering you this opportunity. We believe you will make significant contributions toward our future success. Please indicate your acceptance by signing in the space provided below and return to Rich Spriggle or scan to rich.spriggle®aclines.com.

Regards,
Michael P. Ryan
Chief Executive Officer
1701 E. Market Street
Jeffersonville, IN 47130
Work: (812) 288-0238
By signing below, I agree to accept employment with ACL under the terms outlined herein. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that my employment with the Company is at will and either party can terminate this relationship at any time with or without cause. You agree to provide at least two (2) weeks’ notice if you wish to terminate your employment. I acknowledge that this offer letter represents the entire agreement between myself and the Company and that no verbal or written agreements, promises or representation that are not specifically stated in this offer are or will be binding on the company.